Exhibit 10.23
Execution Version
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
This Confidential Separation Agreement and General Release (the “Agreement”) is dated as of February 6, 2024 by and between Trevor Schauenberg (“Employee”) and EquipmentShare.com Inc (the “Company”) (collectively the “Parties”).
WHEREAS, the Parties entered into an Offer Letter Agreement (the “Offer Letter Agreement”) dated September 4, 2020 (the “Offer Letter Agreement”) and an Amendment to Employment Agreement dated as of June 2021 (the “Amendment” and collectively with the Offer Letter Agreement the “Employment Agreement”) pursuant to which Employee was hired to initially perform duties as the Company’s Executive Operating Partner and then as its Chief Financial Officer (“CFO”);
WHEREAS, Employee currently serves as a member of the Company’s Board of Directors (the “Board”);
WHEREAS, on or about September 28, 2020, the Company’s Board of Directors approved three stock option grants, ES-188, ES-189, and ES-190 (collectively the “September 2020 Option Grants”), for Employee covering 64,000, 345,648 and 864,120 shares respectively of the Company’s common stock (the “Shares”), and pursuant to the Notices of Stock Option Grant and Stock Option Agreements entered into between Employee and the Company (the “September 2020 Option Agreements”), Employee’s September 2020 Option Grants have vested as to all of the Shares covered by the September 2020 Option Grants;
WHEREAS, on or about June 16, 2021, the Company’s Board of Directors approved a stock option grant ES-332 (the “June 2021 Option Grant” and collectively with the September 2020 Option Grants the “Option Grants”) for Employee covering 518,480 Shares, and pursuant to the Notice of Stock Option Grant and Stock Option Agreement entered into between Employee and the Company (the “June 2021 Option Agreement” and collectively with the September 2020 Option Agreements the “Stock Option Agreements”), Employee’s June 2021 Option Grant has vested as to 67,402 of the Shares covered by the June 2021 Option Grant;
WHEREAS, Employee has fully exercised Grant ES-188 with respect to 64,000 Shares and Grant ES-189 with respect to 385,648 Shares, partially exercised Grant ES-190 with respect to 250,000 Shares, and not exercised Grant ES-332 with respect to any Shares meaning that collectively Employee has exercised the Option Grants with respect to 659,648 of the Shares (the “Exercised Shares”) and that 681,552 of the vested Shares have not been exercised (the “Exercisable Shares”);
WHEREAS, the Parties have mutually agreed that is in their respective best interests for Employee’s employment with the Company to terminate and for Employee to resign his employment with the Company and as a member of the Board.
NOW, THEREFORE, contingent upon the approval of the Board, for the mutual promises and covenants contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged; the Parties intending to be legally bound agree as follows:
1.    Termination of Employment and Separation Date. The Company and Employee

hereby agree that Employee’s employment with the Company as an employee and as an officer of the Company and all subsidiaries of the Company shall terminate effective as of February 16, 2024 (the “Separation Date”). Employee’s employment termination shall be deemed to be without “Cause,” as defined in the Employment Agreement.
2.    Resignation from the Board. Employee hereby resigns as a member of the Board and as a member of the board of directors of any subsidiaries of the Company on which he may serve as a director, effective as of the Separation Date. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall continue to indemnify and hold harmless the Employee in connection with his service as a member of the Board to the fullest extent permitted by law under the Company’s Articles of Incorporation, By-Laws or applicable law including related claims for advancement and/or reimbursement of expenses and shall continue to cover the Employee for the period of Employee’s employment under the Company’s directors’ and officers’ liability insurance policies and other applicable insurance to the same extent that it covers other members of the Board.
3.    Unpaid Wages and PTO. Employee will be paid all outstanding base salary earned through the Separation Date together with any accrued but unused vacation on the Company’s next regular payroll date immediately following the Separation Date.
4.    Separation Pay. If Employee agrees to the terms and conditions set forth in this Agreement by signing the Agreement within the twenty-one (21) day consideration period specified below, does not revoke Employee’s consent to enter into this Agreement, and fully abides by the Agreement’s terms and conditions, the Company will pay as separation pay to Employee the amount of two hundred twenty-nine thousand five hundred and eighty-nine dollars and four cents ($229,589.04) (the “Separation Pay”) which will be paid in equal installments commencing on the first of the Company’s regular payroll dates following the Separation Date and ending on the payroll date on or immediately following September 15, 2024 until paid in full (the “Final Payment Date”). The Separation Pay will be subject to normal withholdings. If the Employee dies prior to the Final Payment Date, the Company will make the balance of payments to his estate or personal representative.
5.    Extension of Exercise Window on Stock Option Grants.
Pursuant to Section 3.1 of the Stock Option Agreements, Employee’s September 2020 and June 2021 Option Grants will expire three (3) months after the Separation Date (the “Exercise Window”). In exchange for the promises set forth herein, and subject to the approval of the Board, the Company will amend and restate Sections 3.1 and 3.2 of the Stock Option Agreements to read as follows:
3.1    Except as provided in subsection 3.2, if Optionee is Terminated for any reason (other than Optionee’s death or Disability or for Cause), then (a) on and after Optionee’s Termination Date, this Option shall expire immediately with respect to any Shares that are Unvested Shares and may not be exercised with respect to any Shares that are Unvested Shares on Optionee’s Termination Date and (b) this Option to the extent (and only to the extent) that it is exercisable with respect to Vested Shares on Optionee’s Termination Date, may be exercised by Optionee no later than three (3)    years after Optionee’s Termination Date (but in no event may this Option be exercised after the Expiration Date).

3.2    If Optionee is Terminated because of Optionee’s death or Disability (or if Optionee dies within three (3) years of the date of Optionee’s Termination for any reason other than for Cause), then (a) on and after Optionee’s Termination Date, this Option shall expire immediately with respect to any Shares that are Unvested Shares and may not be exercised with respect to any Shares that are Unvested Shares on Optionee’s Termination Date and (b) this Option, to the extent (and only to the extent) that it is exercisable with respect to Vested Shares on Optionee’s Termination Date, may be exercised by Optionee (or Optionee’s legal representative) no later than the earlier of (i) three years (3) years after Optionee’s Termination Date or (ii) the Expiration Date. Any exercise of this Option beyond (i) three (3) months after the date Optionee ceases to be an employee when Optionee’s Termination is for any reason other than Optionee’s death or disability, within the meaning of Section 22(e)(3) of the Code; or (ii) three (3) months after the date Optionee ceases to be an employee when the termination is for Optionee’s disability, within the meaning of Section 22(e)(3) of the Code, is deemed to be an NQSO.
Employee hereby acknowledges and agrees that, to the extent the Option Grants qualify as ISOs under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), the Option Grants shall cease to be qualified as ISOs under Section 422 of the Code upon effectiveness of this Agreement, and the Option Grants shall become NQSOs which the Employee understands will not be as favorable to the Employee from a tax perspective. Employee agrees and acknowledges that he must satisfy all applicable federal and state withholding taxes with respect to the Option Grants immediately upon the exercise of the Option Grants by providing sufficient cash funds to the Company (in addition to the aggregate exercise price of such Option Grants) at the time of such exercise to enable the Company to report and discharge such withholding tax obligations to the applicable tax authorities in a timely manner. Employee agrees and accepts that any exercise of the Option Grants is conditional upon the Employee effecting arrangements satisfactory to the Company to enable the Company to satisfy such withholding tax obligations on a timely basis. Employee further acknowledges and agrees that the Company has encouraged Employee to consult a tax advisor before executing this Agreement. Employee is relying solely on Employee’s separate legal and tax advisors (if any) and not on any statements or representations of the Company for any legal or tax advice with respect to the transactions contemplated herein.
For avoidance of doubt, Employee agrees and understands that the Option Grants will immediately terminate with respect to all unvested Shares on the Separation Date.
6.    Benefits. Employee’s existing health, dental, and vision benefits will end on the Separation Date and Employee hereby elects not to continue participation in the Company’s health, dental, and vision benefits after the Separation Date.
7.    Acknowledgement. Employee acknowledges and agrees that other than the payments to be made pursuant to Sections 3 and 4 of this Agreement, he has been fully paid any and all compensation due and owing to him, including all wages, salary, commissions, bonuses, incentive payments, profit-sharing payments, expense reimbursements, leave or other benefits. Employee further acknowledges that he is not entitled to any further payments respecting the target bonus set forth in the Amendment. Employee further agrees that the Separation Pay referred to in Section 4 of this Agreement is not compensation for Employee’s services rendered through Employee’s Separation Date, but rather constitutes consideration for the promises contained in this Agreement.

8.    General Mutual Release. Except for any rights granted under this Agreement, Employee, for himself, and for his heirs, assigns, executors and administrators, hereby releases, remises and forever discharges the Company, its parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns, directors, officers, partners, attorneys, shareholders, administrators, employees, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, and all of their predecessors, successors and assigns, (collectively, the “Releasees”), of and from all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands, and all other manner of actions whatsoever, in law or in equity, that Employee ever had, may have had, now has, or that his heirs, assigns, executors or administrators hereinafter can, shall or may have, whether known or unknown, asserted or unasserted, suspected or unsuspected, as a result of Employee’s employment with the Company, the termination of that employment, or any act or omission which has occurred at any time up to and including the date of the execution of this Agreement (the “Released Claims”). Except for any rights granted under this Agreement and claims for fraud or that could otherwise be criminally prosecuted, the Company hereby releases, remises and forever discharges Employee of and from all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands, and all other manner of actions whatsoever, in law or in equity, that the Company ever had, may have had, or now has, whether known or unknown, asserted or unasserted, suspected or unsuspected, as a result of Employee’s employment with the Company, the termination of that employment, or any act or omission which has occurred at any time up to and including the date of the execution of this Agreement (the “Company’s Claims”).
a.    Released Claims. The Released Claims released include, but are not limited to, any claims for monetary damages; any claims related to Employee’s employment with the Company or the termination thereof; any claims to compensation, severance or similar benefits; any claims to expenses, attorneys’ fees; any claims based on actions or failure to act on or before the date of this Agreement; any claims for other personal remedies or damages sought in any legal proceeding or charge filed with any court or federal, state or local agency either by one or by a person claiming to act on Employee’s behalf or in Employee’s interest. Employee understand that the Released Claims might have arisen under many different local, state and federal statutes, regulations, case law and/or common law doctrines. Employee hereby specifically, but without limitation, agrees to release all of the Releasees from any and all claims under the following:
1.    Antidiscrimination laws, such as Title VII of the Civil Rights Act of 1964, as amended, and Executive Order 11246; the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA); the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973; the Equal Pay Act; the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the Missouri Human Rights Act, the Missouri Equal Pay for Woman Act, Florida Civil Rights Act (§§ 760.01 to 760.11, Fla. Stat.), Florida Whistleblower Protection Act (§§ 448.101 to 448.105, Fla. Stat.), Florida Workers' Compensation Retaliation provision (§ 440.205, Fla. Stat.), Article X, Section 24 of the Florida Constitution (Fla. Const. art. X, § 24), Florida Fair Housing Act (§§ 760.20 to 760.37, Fla. Stat.) or any other local, state or federal statute, regulation, common law or decision concerning discrimination, harassment, or retaliation on these or any other grounds or otherwise governing the employment relationship.

2.    Other employment laws, such as the federal Worker Adjustment and Retraining Notification Act of 1988 (known as WARN, which requires that advance notice be given of certain workforce reductions); the Executive Retirement Income Security Act of 1974 (which, among other things, protects employee benefits); the Fair Labor Standards Act of 1938 (which regulates wage and hour matters); the Family and Medical Leave Act of 1993 (which requires employers to provide leaves of absence under certain circumstances); Florida Minimum Wage Act (§ 448.110, Fla. Stat.); the Missouri Minimum Wage Law, the Missouri Wage Payment Law, Missouri Service Letter Statute, and any other federal, state, or local statute, regulation, common law or decision relating to employment terms and conditions, reemployment rights, or any other aspect of employment.
3.    Other laws of general application, such as any federal, state, or local law enforcing express or implied employment or other contracts or covenants; any other federal, state or local laws providing relief for alleged wrongful discharge, physical or personal injury, breach of contract, emotional distress, fraud, fraudulent inducement, negligent misrepresentation, defamation, invasion of privacy, violation of public policy and similar or related claims; common law claims under any tort, contract or other theory now or hereafter recognized, and any other federal, state, or local statute, regulation, common law or decision otherwise regulating employment.
4.    Release of ADEA Claims, Consideration Period and Revocation Period. In further consideration of the payments and benefits provided to the Employee in this Agreement, the Employee hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Releasees from any and all Claims, whether known or unknown, from the beginning of time through the date of the Employee's execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Employee hereby acknowledges and confirms that:
a.    Employee has read this Agreement in its entirety and understands all of its terms;
b.    by this Agreement, the Employee has been advised in writing to consult with an attorney of the Employee's choosing and has consulted with such counsel as the Employee believed was necessary before signing this Agreement;
c.    the Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;
d.    the Employee is signing this Agreement, including the waiver and release in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled;
e.    the Employee was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the Employee's choice, although the Employee may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period;
f.    the Employee understands that the Employee has seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation before the end of this seven-day period in one or more of the following ways:
by mail or overnight delivery to:
EquipmentShare.com Inc
Attn: John Griffin
5710 Bull Run Dr.
Columbia, Missouri 65201
by email to:    [***]
g.    the Employee understands that the release contained in this paragraph does not apply to any rights and claims that may arise after the Employee signs this Agreement.
b.    Participation in Agency Proceedings. Nothing in this Agreement shall prevent Employee from filing a charge (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), the Florida Commission on Human Relations (“FCHR”), or other similar state or local agencies, or from participating in any investigation or proceeding conducted by the EEOC, the NLRB, the FCHR or similar state or local agencies, as required by applicable law. However, by entering into this Agreement, Employee understands and agrees that he is waiving any and all rights to recover any monetary relief or other personal relief as a result of any such EEOC, NLRB, FCHR or similar state or local agency proceedings, including any subsequent legal action.
c.    Claims Not Released. The Released Claims do not include claims by Employee for: (1) unemployment insurance; (2) worker’s compensation benefits; (3) state disability compensation; (4) previously vested benefits under any Company-sponsored benefits plan; (5) claims for indemnification under the Company’s Articles of Incorporation, By-Laws or applicable law including related claims for advancement and/or reimbursement of expenses and any claims for coverage under the Company’s directors’ and officers’ liability insurance policies and other applicable insurance; (6) claims that cannot be waived as a matter of law; and (7) claims for breach or enforcement of the terms of this Agreement; and (8) any other rights that cannot by law be released by private agreement. The Company’s Claims do not include claims by the Company for: (1) fraud; (2) claims that could otherwise be criminally prosecuted; and (3) any other rights that cannot by law be released by private agreement. The Company represents that as of the date hereof it has no knowledge that any such claims exist.
d.    No Assignment of Claims. Employee represents and warrants that he has not previously filed or joined in any claims that are released in this Agreement and that he has not given or sold any portion of any claims released herein to anyone else, and that he will indemnify and hold harmless the Releasees from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such prior assignment or transfer.
e.    Finality of Release. EXCEPT AS OUTLINED ABOVE, THIS MEANS THAT, BY SIGNING THIS AGREEMENT, EMPLOYEE AND THE COMPANY WILL WAIVE ANY RIGHT THEY EACH MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE OTHER, OR BY EMPLOYEE AGAINST THE RELEASEES, INCLUDING, BUT NOT LIMITED TO, CLAIMS THAT IN ANY WAY ARISE FROM OR RELATE TO EMPLOYEE’S EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT, UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS AGREEMENT. EMPLOYEE AND THE COMPANY AGREE NOT TO PURSUE OR BRING ANY SUCH LAWSUIT OR LEGAL CLAIM SEEKING MONETARY OR OTHER RELIEF.
9.    Non-Disparagement. Employee represents and warrants that during Employee’s employment with the Company, Employee has not and at all times following the Separation Date has not and will not make any false or disparaging statements, either written or oral, about Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them. Nothing in this paragraph shall prohibit Employee from providing truthful information in response to a subpoena or other legal process. The Company shall be entitled to exercise all other rights and remedies available at law or in equity. This Section 9 does not in any way restrict or impede the Employee from exercising protected rights, including rights under the National Labor Relations Act (NLRA) to the extent that such rights cannot be waived by agreement. Company represents and warrants that Company’s executive officers and directors (the “Company Principals”) have not and at all times following the Separation Date have not and will not make any false or disparaging statements, either written or oral, about Employee. Nothing in this paragraph shall prohibit the Company Principals from making disclosures required by law or contract regarding Employee’s departure or providing truthful information in response to a subpoena or other legal process or from making statements and freely discussing, internally and externally, prior work done by Employee for the benefit of the Company in the normal course of business.
10.    Non-Disclosure of Proprietary and/or Confidential Information.
a.    Non-Disclosure of This Agreement. Employee agrees that from and after the date of the receipt of this Agreement, he will not, directly or indirectly, provide to any person or entity any information concerning or relating to the negotiation of this Agreement or its terms and conditions, except: (i) to the extent specifically required by law or legal process or as authorized in writing by the Company; (ii) to his tax advisors as may be necessary for the preparation of tax returns or other reports required by law; (iii) to his attorneys as may be necessary to secure advice concerning this Agreement; or (iv) to members of his immediate family. Employee agrees that prior to disclosing such information under parts (ii), (iii), or (iv), he will inform the recipients that they are bound by the limitations of this Section 10(a). Subsequent disclosure by any such recipients will be deemed to be a disclosure by Employee in breach of this Agreement.

b.    Non-Disclosure of Company Information. Employee agrees that any sensitive, proprietary or confidential information or data relating to the Company or any of its affiliates or other Releasees as defined in Section 8 above, including, without limitation, trade secrets, processes, practices, pricing information, billing histories, customer requirements, customer lists, customer contacts, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities, new or developing business for the Company, technological innovations in any stage of development, the Company’s financial data, long range or short range plans, any confidential or proprietary information of others licensed to the Company, and all other data and information of a competition-sensitive nature (collectively, “Confidential Information”), and all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee of the Company reflecting such Confidential Information, that he acquired while an employee of the Company will not be disclosed or used for Employee’s own purposes or in a manner detrimental to the Company’s interests. In addition, Employee hereby reaffirms his existing obligations, to the fullest extent permitted by law, under the Employment Agreement that he signed with the Company and the Confidential Information, Invention Assignment, and Non-Competition Agreement dated September 4, 2020 that he signed with the Company and any exhibits thereto (“Confidentiality Agreement”).
c.    Permitted Disclosure. Notwithstanding anything to the contrary, nothing in this Agreement (including, without limitation, this Section 10, Section 11, the releases, waivers and discharges by Employee in Section 8), the Employment Agreement, the Confidentiality Agreement, the provisions of the Company’s governing agreements, or any other agreement or policy prohibits Employee from reporting possible violations of federal or state law or regulation to any governmental agency or entity or self-regulatory organization (including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General), cooperating with any such governmental agency or entity or self-regulatory organization in connection with any such possible violation, or making other disclosures or taking other actions (including, without limitation, receiving any whistleblower award provided for under such laws or regulations) that are protected under the whistleblower provisions of federal or state law or regulation, in each case without any notice to or authorization from the Company.
11.    Return of Information and Property. Except as otherwise stated herein and except as otherwise may be agreed to by the Company in writing (email being sufficient), following the Separation Date, Employee shall immediately return to the Company all of his office keys, access cards, company-issued equipment, and other Company property in his possession, including the originals and all copies (regardless of medium) of all information, files, materials, documents or other property relating to the business of the Company and its affiliates, and Employee represents that all such information and items have been returned to the Company. In addition, Employee hereby reaffirms his existing obligations, to the fullest extent permitted by law, under the Employment Agreement and Confidentiality Agreement.
12.    General. This Agreement, the Employment Agreement, the Option Agreements and the Confidentiality Agreement contain the entire agreement between the parties relating to the subject matter of this Agreement and may not be altered or amended except by an instrument in writing signed by both parties. In the event of a conflict between the terms of this Agreement and the terms of the Employment Agreement, the Option Agreements and the Confidentiality Agreement, the terms of this Agreement shall control. Employee has not relied upon any representation or statement outside this Agreement with regard to the subject matter, basis or effect of this Agreement. This Agreement will be governed by, and construed in accordance with, the laws of the State of Missouri (excluding the choice of law rules thereof). The language of all parts of this Agreement will in all cases be construed as a whole, according to the language’s fair meaning, and not strictly for or against any of the parties. This Agreement will be binding upon and inure to the benefit of the parties and their respective representatives, successors and permitted assigns. Neither the waiver by either party of a breach of or default under any of the provisions of the Agreement, nor the failure of such party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder will thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder. The parties agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement. This Agreement and the rights and obligations of the parties hereunder may not be assigned by Employee without the prior written consent of the Company, but may be assigned by the Company without Employee’s permission or consent only as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets in a transaction in which the assignee agrees to be bound by all of the terms and conditions of this Agreement and the Stock Option Agreements. If any one or more of the provisions of this Agreement, or any part thereof, will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby. This Agreement may be signed in one or more counterparts, each of which will be deemed an original, and all of which together will constitute one instrument.
13.    No Admission; Attorneys Fees. The parties agree that nothing contained in this Agreement will constitute or be treated as an admission of liability or wrongdoing by either of them. In any action to enforce the terms of this Agreement, the prevailing party will be entitled to recover its costs and expenses, including reasonable attorneys’ fees.
14.    Agreement Contingent Upon Board Approval. This Agreement is subject to the consent of the Board. If such consent is not obtained prior to the Separation Date, this Agreement shall be cancelled and of no further force or effect and the parties shall be restored to their respective positions as if this Agreement was never executed.
BY SIGNING BELOW, EMPLOYEE REPRESENTS AND WARRANTS THAT EMPLOYEE HAS FULL LEGAL CAPACITY TO ENTER INTO THIS AGREEMENT, HAS CAREFULLY READ THIS AGREEMENT, HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH COUNSEL OF EMPLOYEE’S CHOOSING, AND HAS EXECUTED THIS AGREEMENT VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.
[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have agreed to the terms and conditions of this Agreement as of the date first set forth below.

EMPLOYEE:

By:	/s/ Trevor Schauenberg
Name:	Trevor Schauenberg

Date:	February 6, 2024

EquipmentShare.com Inc

By:	/s/ Jabbok Schlacks
Name:	Jabbok Schlacks
Title:	CEO

Date:	February 7, 2024

ELECTION TO EXECUTE PRIOR TO EXPIRATION
OF 21-DAY CONSIDERATION PERIOD
I, Trevor Schauenberg, understand that I have twenty-one (21) days within which to consider and execute the attached Confidential Separation Agreement and General Release. However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute the Confidential Separation Agreement and General Release before such twenty-one (21) day period has expired.

2/6/2024	/s/ Trevor Schauenberg
Date	Employee’s Signature